AGREEMENT AND GENERAL RELEASE

       THIS AGREEMENT AND GENERAL RELEASE ("Agreement") is entered into by and between Mark G. Morrison on his/her own behalf and on behalf of his/her representatives, attorneys, heirs, executors, administrators, successors and assigns (hereinafter collectively, "Employee"), and Footstar Corporation, on behalf of itself, Footstar, Inc., and each of their respective subsidiaries, affiliates, divisions, officers, directors, employees, agents, representatives, attorneys, successors and assigns (hereinafter "Footstar" and/or "Company"). In consideration of the covenants, conditions and obligations set forth herein the parties agree as follows:

1.	Employee's last day of work with the Company and date of separation shall be January 31, 2005.

2.

Subject to the terms of this Agreement Footstar agrees to pay Employee the following sums in accordance with Key Employee Retention Plan (KERP) established by order of the U.S. Bankruptcy Court of the Southern District of New York in May 2004 within 14 days of separation; provided, however, Footstar is in receipt of a fully executed copy of this Agreement and the requisite revocation period set forth in Paragraph (28) has expired:

	a)	KERP payment of $410,000.00 (Four Hundred Ten Thousand Dollars and 00/Cents);

	b)	Sum of $615,525.00 (Six Hundred Fifteen Thousand Five Hundred Twenty Five Dollars and 00/Cents) representing severance benefits of 78 weeks pay.

	c)	The amounts described in paragraph 2 (a)-(b) above shall be paid in one lump sum payment less all required withholdings and/or deductions.

3.

2003 Bonus Payment: Employee acknowledges receipt of the 2003 bonus payment in the amount of $127,350.00 (One Hundred Twenty Seven Thousand Three Hundred Fifty Dollars and 00/Cents), less required withholdings and/or deductions which was paid via direct deposit on or about December 1, 2004.

4.	Footstar agrees not to contest any claim by Employee for unemployment benefits.

5.	Employee Benefit Plans: Employee shall be permitted to continue to participate in the Medical and Dental Plans ("Plans" or "Plan") that were in effect for the Employee on the day immediately preceding

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Employee's separation for a period of (18) months from the date of separation[1].  Notwithstanding anything to the contrary contained herein, it is agreed and understood that in the event medical and/or dental insurance coverage becomes available as a result of obtaining other employment, then in that event, Employee shall promptly notify the Company and the medical and dental insurance coverage described herein shall cease upon the effective date of the new coverage. It is further understood and agreed that Footstar, in its sole discretion, may from time to time, during the period following Employee's separation, increase or decrease the monthly contributions or change Plan provisions. If such changes are implemented, Employee's contributions and/or coverage will change in the same manner as for other active employees participating in the Plan. The medical benefit continuation referred to in this paragraph will be provided through COBRA. Employee contributions for this coverage will remain at the same level an active employee pays under the group plan. If medical coverage is elected beyond this period, the full COBRA rates will apply. Employee will not be entitled to participate in the Company's short term or long term disability plans or its life insurance program after January 31, 2005.

6.

Outplacement Services: The Company will provide Outplacement Services for the Employee through Right Management Consultants following Employee's last day of employment for a period of 18 months from the date of separation.

7.	401 (k) Profit Sharing Plan: Employee shall not be permitted to make contributions to his/her 401(k) account after January 31, 2005.

8.

Stock Options: Employee shall continue to vest in any outstanding stock options through the date of separation and shall have ninety (90) days following the date of the last payment pursuant to Paragraph (2) to exercise such stock options pursuant to the terms of such options. Employee shall not be eligible for any additional stock option grants and shall forfeit any stock options not then vested and/or exercised.

9.	Switch to Equity Plan (STEP): Employee shall receive as soon as practicable after January 31, 2005 100% of the Employee's deferred vested shares.
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1 Medical and dental plan deductions at their current levels will be deducted from Employee's lump sum payment for the first quarter of 2005. In the event Employee obtains coverage during the first quarter of 2005 the company shall issue a refund (for the amounts deducted) on a pro-rata basis. In the event Employee elects to continue coverage beyond the first quarter of 2005 for the remaining months of the 16 month period he will be responsible for all payments at the active rate. If Employee elects to continue coverage after the end of the first quarter of 2005 he must submit in writing (at least (2) weeks prior to the end of the quarter) a notice of intent to continue coverage and the company shall invoice Employee .The same process shall continue for any remaining quarters. In the event Employee obtains coverage during any quarter, the Company shall issue a refund of amounts paid on a pro-rata basis.

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10.	Disposition of Stock. Employee acknowledges that he shall be responsible for complying with any and all applicable laws related to his disposition of Company stock.

11.	It is agreed that the sums paid in accordance with Paragraph (2) and (3) shall be deemed to include and shall constitute full payment for any and all vacation, vacation pay, incentive compensation, severance compensation, bonuses, commissions, draws and other forms of compensation to which Employee may be entitled, and whether earned or calculated on a pro rata basis; except for any unused, accrued vacation time and any claim Employee may have filed with the Bankruptcy Court for the 2004 Cash Performance Incentive (CPI) payment provided Employee has filed a valid Proof of Claim with the Bankruptcy Court for such CPI payment within the established deadline. Employee acknowledges that the validity of any CPI claim will be determined through the bankruptcy process.

12.	In consideration for the Company's agreement to the provisions and payment of amounts set forth in this Agreement:

	(A)	Employee expressly releases and forever discharges the Company and its representatives, agents, predecessors, successors, parent companies, subsidiaries, affiliates, principals and insurers- but as to insurers, retains any rights he may have under Paragraph 15 below- (and their current and former officers, directors, employees, agents, shareholders, successors and assigns), and any and all employee benefit plans (and any fiduciary of such plans) sponsored by any of them, and all other persons, firms or corporations who might be claimed to be liable by Employee, from any and all claims, actions, causes of action, losses, damages (including actual, liquidated, compensatory, punitive or other damages), demands, promises, agreements, obligations, costs, expenses and attorneys fees, known or unknown, which Employee now has or may later discover or which may hereafter exist against them, or any of them, in connection with or arising directly or indirectly out of or in any way related to any and all matters, transactions, events or other things occurring prior to the effective date of this Agreement, including those arising out of or in connection with Employee's employment or employment agreement with Footstar or arising out of events, facts or circumstances which either preceded, flowed from or followed the cessation of Employee's employment with Footstar, or which occurred during the course of Employee's employment with Footstar or incidental thereto, and including but not limited to any arising under Title VII of the Civil Rights Act of 1964, as amended; the Age Discrimination In Employment Act of 1967, as amended; the Civil Rights Act of 1991, as amended; the Employee Retirement Income Security Act of 1964, as amended; the Family and Medical Leave Act, as amended; 42 U.S.C. Sections 1981 through 1988; CEPA (N.J.S.A. 34:19-1 et .seq.); the Occupational Safety and Health Act; the Worker Adjustment and Retraining Notification (WARN) Act; the

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American's with Disabilities Act; the Fair Credit Reporting Act; the Immigration Reform Control Act; the National Labor Relations Act; or under any other federal, state or local civil or human rights law or any other local, state or federal law, ordinance and regulation, or under any public policy, contract, tort or common law. Notwithstanding the foregoing, should any third party institute any action, suit or proceeding, or threaten to institute any action, suit or proceeding, against Employee by reason of the fact that Employee was a director, officer, or employee of the Company, Employee reserves all rights to assert any and all claims as defenses, set-offs, and the like against any third party in response to such actual or threatened action, suit or proceeding. Notwithstanding the foregoing, Employee does not release any claim he/she may have for any 2004 CPI payment provided Employee has filed a valid Proof of Claim with the Bankruptcy Court within the established deadline.

(B)	Except as to his Proof of Claim for any 2004 CPI payment, Employee affirms that Employee has not filed, caused to be filed, and presently is not a party to any claim, complaint or action against the Company in any forum or form. Except as to his Proof of Claim for any 2004 CPI payment, Employee further affirms that Employee has been paid and/or has received all leave (paid or unpaid), compensation, wages, bonuses2, commissions, and/or benefits to which Employee may have been entitled and that no other leave (paid or unpaid), compensation, wages, bonuses, commissions and/or benefits are due to Employee. Employee furthermore affirms that Employee has no known workplace injuries or occupational diseases and had been provided and/or has not been denied any leave requested under the Family Medical Leave Act and/or any other federal, state or local leave law. Employee further affirms Employee has not complained of and is not aware of any fraudulent activity or any act(s) which would form the basis of a claim of fraudulent or illegal activity against the Company. In the event Employee is subject to subpoena, court order or otherwise compelled to testify, appear or provide information regarding the Company, within (3) days of Employee's receipt of said subpoena, court order or other notification, Employee will provide written notice, via facsimile transmission and mail to Footstar, 933 MacArthur Blvd., Mahwah, NJ 07430 Attention: Legal Department; Facsimile Number (201) 934-2270 to the Company without regard to who brought the action, suit, cause of action or claim.

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2  By accepting the Retention Payment benefits Employee has waived the right to receive any additional bonuses.

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(C)	Employee understands and agrees that the Employment Agreement between Footstar and Employee and all Employee's rights there under are null and void.

(D)	Employee understands and agrees that the claims released and discharged herein are forever waived and relinquished by this Agreement, and that this Agreement expressly contemplates the total extinguishment of any and all such claims. Employee further understands and agrees that Employee has no right or claim to employment with Footstar at any time after the effective date of this Agreement. Employee specifically acknowledges that this provision applies equally to all persons and entities described in Paragraph 12(A) above as well as to Footstar itself.

13.	Employee covenants and agrees that on Employee's date of separation Employee shall return any and all property, including all copies or duplicates thereof belonging to the Company, including but not limited to keys, security cards, equipment, computer disks, tapes, electronic media, documents, supplies, customer lists, and customer information, confidential documents, etc. A breach of this provision shall be considered a material breach of this Agreement.

14.	Employee agrees to cooperate with the Company by making himself/herself available to testify on behalf of the Company or any subsidiary or affiliate of the Company, in any action, suit or proceeding whether civil, criminal, administrative or investigative, and to assist the Company or any subsidiary, or affiliate of the Company, in any action, suit or proceeding by providing information and meeting and consulting with Company representatives or counsel or any subsidiary or affiliate of the Company as reasonably requested. The Company agrees to reimburse Employee, for all reasonable and necessary out of pocket expenses incurred in connection with his provision of testimony or assistance (excluding attorneys fees Employee may incur because of retention of counsel, independent of Employer's counsel, to assist in any threatened or pending litigation unless such attorneys fees are governed by Paragraph 15 below). The Company's reimbursement shall occur within thirty (30) days of receiving a receipt for Employee's reasonable expenses. A breach of this provision will be considered a material breach of this Agreement.

15.	Liability Insurance. Indemnification. The Company acknowledges that Employee was covered by the Company's Director's & Officers liability insurance policy, and certain of the Company's other liability policies during the course of his employment as an Officer of the Company. The Company agrees that if the Employee is made a party, or is threatened to be made a party, to any action, suit or proceeding, whether civil or criminal (a "Proceeding"), by reason of the fact that he was a director, officer or Employee of the Company, the Employee shall be held harmless to the fullest extent legally permitted or authorized by the Company's Director's & Officer's liability insurance policy, and/or any other applicable liability insurance policy and/or as may have been authorized by the Company pursuant to its certificate

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of incorporation or bylaws or resolutions of the Company's Board of Directors to the extent permitted by law and/or any applicable bankruptcy proceedings against all cost, expense, liability and loss (including without limitation, reasonable and necessary defense costs, attorneys fees, judgments, fines, or penalties and amounts paid or to be paid in the settlement) reasonably incurred or suffered by the Employee in connection therewith.

16.	Employee represents and agrees that Employee will keep confidential the terms and execution of this Agreement. The sole exceptions to this confidentiality provision are for communications to Employee's immediate family, personal attorney (and attorney's employees), accountant or financial advisor, or as required by law and then, only on the condition that Employee shall advise such person or entity that the terms of the Agreement are confidential and further disclosure is prohibited. Moreover, Employee shall be entitled to disclose to prospective future employers, the dates of Employee's employment with the Company, amounts of compensation received by Employee from the Company and that Employee was not terminated by the Company for cause. A breach of this provision shall be considered a material breach of this Agreement.

17.	Employee agrees that Employee will make no statements or remarks to anyone, including any of Employee's potential employers or to the Company suppliers, vendors or customers, about Footstar or any of the entities and persons described in Paragraph 12(A) above, that are disparaging, derogatory or defamatory to them. A breach of this provision shall be considered a material breach of this Agreement.

18.	Employee agrees that in Employee's position as Senior Vice President, Human Resources, Employee has been made privy to certain confidential information, proprietary property and trade secrets of the Company and that disclosure or use by Employee of such information, property or trade secrets would damage the Company. Employee agrees that he will hold in confidence and will not, without the Company's prior written permission or as required by law, use, disclose or disseminate (or act so as to cause the use, disclosure or dissemination of) any such confidential information, property or trade secrets. The obligations set forth in this provision shall not apply to any confidential information, property or trade secrets, which have become generally known to the public through no act or limitation upon the Employee.

19.

Employee agrees that in the event Employee materially breaches or violates any provision of this Agreement then the Company, in addition to any other rights or remedies it may have, shall have no obligation to make any further payments otherwise due Employee pursuant to this Agreement and the Company shall be entitled to seek injunctive relief and/or compensatory damages and to seek recovery from Employee any sums paid or expenses incurred by the Company on behalf of the Employee pursuant

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to this Agreement without reinstatement of any claim or demand Employee has settled through this Agreement; provided, however, this provision does not apply to any claims brought pursuant to the Age Discrimination in Employment Act or the Older Worker's Benefits Protection Act.

20.	Nothing contained in this Agreement, or the fact the parties have signed the Agreement and exchanged the consideration provided hereunder, should be construed to be an admission of liability of wrongdoing on the part of either party. Moreover, neither this Agreement or anything herein shall be admissible in any proceedings as evidence of, or an admission by, the Company of any violation of any federal, state or local laws, or of their own policies or procedures. This Agreement shall not be admissible in any forum except to secure enforcement of its terms and conditions, or as required by law.

21.	No waiver of any breach of any term or conditions of this Agreement shall be or shall be construed to be a waiver of any other breach of this Agreement. No waiver shall be binding under this Agreement unless in writing and signed by the party waiving such breach.

22.	This Agreement shall be construed according to and governed by the laws of the State of New Jersey and all disputes governing this Agreement shall be brought in a court of competent jurisdiction in the State of New Jersey.

23.	If any of the provisions, terms, clauses or waivers or releases of claims or rights contained in this Agreement are declared illegal, unenforceable, or ineffective in a legal forum, all other provisions, terms, clauses and waivers and releases of claims and rights contained in the Agreement shall remain valid and binding upon both parties, and the Court shall have the power to modify the invalid and unenforceable provisions in a manner which most closely fulfills the intent and terms of this Agreement as herein set forth.

24.	This Agreement may not be changed, altered and/or modified except by a writing signed by Employee and the Company.

25.	The parties agree that this Agreement may be executed in counterparts, each of which shall be deemed to constitute an executed original.

26.

In the event it shall be determined that there is ambiguity contained in this Agreement, said ambiguities shall not be construed against any party hereto as a result of such party's preparation of this Agreement, but shall be construed in favor or against either of the parties hereto in light of all the facts, circumstances and intentions of the parties at the time this Agreement goes into effect.

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27.	Employee acknowledges that Employee has been provided with, and has read a copy of the Agreement. Employee further acknowledges that Employee has had a period of twenty one (21) days to examine the terms and conditions contained in this Agreement and has been advised to consult with an attorney before signing this Agreement and Employee has used as much of the aforesaid twenty one (21) day period as he/she desired before entering into this Agreement. Employee further acknowledges that Employee has executed this Agreement freely and voluntarily, without fraud, duress or undue influence of any kind or nature whatsoever.

28.

Notwithstanding anything to the contrary contained in this Agreement Employee shall have the right to revoke this Agreement for a period of seven (7) days following execution of the Agreement by both parties. It is agreed and understood that this Agreement will not become effective until the expiration of the seven (7) day period. In the event Employee elects to revoke this Agreement, upon revocation, this Agreement shall be deemed null and void and Employee shall not receive payment hereunder. Revocation should be made by providing notice to the Company in accordance with Paragraph 29 below, which notice must be received by Footstar no later than the close of business on the seventh (7th) day after the date upon which the Agreement is executed by both parties.

29.	All notices or other communications shall be deemed to be given if delivered by hand, sent via overnight delivery (for which a receipt is obtained), or mailed (certified or registered mail), with postage prepaid as follows:

To Employee: 7 Arrowhead Drive, Monroe, CT 06468, or to such other person and/or place as Employee may designate in writing to the Company.

To Company: 933 MacArthur Blvd., Mahwah, NJ 07430Attn: Senior Vice President Human Resources, or such other persons and/places as the Company may designate in writing to Employee.

30.	This Agreement shall be binding and shall inure to the benefit of the parties and their respective heirs, legal representatives, successors and assigns.

31.	The Company represents and warrants that it is authorized and empowered to enter into this Agreement and that the performance of its obligations under this Agreement will not violate any Agreement between it and any other person, firm or organization.

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EMPLOYEE ACKNOWLEDGES AND AGREES THAT EMPLOYEE HAS READ AND UNDERSTANDS THIS

AGREEMENT, AND THAT EMPLOYEE HAS SIGNED THIS AGREEMENT VOLUNTARILY FOR THE

PURPOSES OF RECEIVING ADDITIONAL BENEFITS FROM THE COMPANY BEYOND THOSE

PROVIDED BY COMPANY POLICY.

              IN WITNESS WHEREOF, the parties hereto have executed this Agreement consisting of 9 pages including this signature page.

FOOTSTAR:	EMPLOYEE:

By: /s/ Dale W. Hilpert	By: /s/ Mark G. Morrison
Dale Hilpert	Mark G. Morrison
Chief Executive Officer

Sworn and subscribed	Sworn and subscribed
before me on this	before me on this
17th day of February, 2005	14th day of February, 2005

/s/ Joan H. Koch	/s/ Sandra S. Spremullo
Notary Public, New Jersey	Notary Public, Connecticut
My Commission Expires: May 19, 2008	My Commission Expires: August 31, 2008

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